Exhibit 10.1
PREFERRED STOCK PURCHASE AGREEMENT
By and Among
PAC-WEST TELECOMM, INC.,
and
PAC-WEST ACQUISITION COMPANY LLC
Dated November 15, 2006

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PREFERRED STOCK PURCHASE AGREEMENT
     THIS PREFERRED STOCK PURCHASE AGREEMENT (this “Agreement”) is made as of the 15th day of November, 2006, by and among Pac-West Telecomm, Inc., a California corporation (the “Company”), and Pac-West Acquisition Company LLC, a Washington limited liability company (“Purchaser”).
RECITALS:
     WHEREAS, the Company, the Purchaser and certain affiliates of the Purchaser have agreed to a comprehensive restructuring of the Company’s financial position (the “Restructuring”);
     WHEREAS, as part of the Restructuring, an affiliate of the Purchaser has concurrently herewith purchased the Company’s current senior secured credit facility from Comerica Bank, which as of the date hereof has an outstanding balance of approximately $8.8 million, and increased the maximum loan commitment under such facility to $24.0 million, consisting of a $8.0 million revolving credit facility and a $16.0 million term loan, in each case, upon and subject to the terms of the Amended and Restated Loan and Security Facility;
     WHEREAS, as part of the Restructuring, the Company has concurrently herewith entered into the Exchange Commitment Letter, the Merrill Lynch Agreement to Restructure and the Tekelec Agreement;
     WHEREAS, the Company currently has one (1) vacancy on Board of Directors and as part of the Restructuring, three (3) directors of the Company, William Davidson, Frederick D. Lawrence and Thomas A. Munro, have irrevocably resigned (and the Board of Directors of the Company has accepted such resignations) and the Purchaser’s designees, Kenneth D. Peterson, Jr., Stanley P. Hanks, James F. Hensel and Richard A. Roman, have been appointed to serve on the Board of Directors of the Company, in each case, such resignations and appointments with effect on November 21, 2006;
     WHEREAS, as part of the Restructuring, the Company has concurrently herewith amended the Rights Agreement to exclude the Purchaser from the definition of “Acquiring Person” thereunder;
     WHEREAS, the Company has delivered to the Purchaser a two-year business plan, which is reasonably acceptable to the Purchaser; and
     WHEREAS, the Company has received a commitment from the Purchaser’s parent to, among other things, cause the Purchaser to fulfill all of its obligations hereunder.

AGREEMENTS:
     The parties hereby agree as follows:
1.	Purchase and Sale of Preferred Stock.
1.1	Sale and Issuance of Series B-1 and Series B-2 Preferred Stock.
               (a) The Company has adopted and concurrently herewith filed with the Secretary of State of the State of California the Certificate of Determination in the form of Exhibit A (the “Certificate of Determination”).
               (b) Subject to the terms and conditions of this Agreement, the Purchaser hereby agrees to purchase and the Company agrees to sell and issue to the Purchaser, forty eight thousand one hundred fifty eight (48,158) shares of newly designated Series B-1 Preferred Stock, par value $0.001 per share, with such terms and conditions as are set forth in the Certificate of Determination (the “Series B-1 Preferred Stock”) at a purchase price of $1.137505 per share.
               (c) Subject to the terms and conditions of this Agreement, the Purchaser hereby agrees to purchase and the Company agrees to sell and issue to the Purchaser eight hundred thirty thousand, nine hundred fifty-nine (830,959) shares of newly designated Series B-2 Preferred Stock, par value $0.001 per share, with such terms and conditions as are set forth in the Certificate of Determination (the “Series B-2 Preferred Stock”) at a purchase price of $1.137505 per share, such Series B-2 Preferred Stock to be issued to the Purchaser promptly following such time as the Company receives the requisite approval from the shareholders of Company to (a) increase the number of authorized shares of Common Stock to permit the conversion of all outstanding Series B-2 Preferred Stock, and (b) provide for such additional shares of authorized Common Stock as the Board of Directors of the Company shall determine is necessary or appropriate (the “Condition Precedent to the Series B-2 Issuance”).
               (d) The shares of Series B-1 Preferred Stock and Series B-2 Preferred Stock issued to the Purchaser pursuant to this Agreement shall be referred to in this Agreement as the “Shares.”
1.2	Deliveries.
               (a) The Purchaser has concurrently herewith delivered to the Company:
               (i) the aggregate purchase price in respect of the Series B-1 Preferred Stock and the Series B-2 Preferred Stock purchased hereunder by wire transfer to a bank account designated by the Company; and
               (ii) a certificate executed by the President and Chief Executive Officer of the Purchaser certifying that the representations and warranties of the Purchaser contained in Section 3 are true and correct in all material respects, except that any such representations and warranties shall be true and correct in all respects where such representation and warranty is qualified with respect to materiality.
               (b) The Company has concurrently herewith delivered to the Purchaser:
               (i) a certificate representing the Series B-1 Preferred Stock purchased hereunder;
               (ii) the Disclosure Schedule;
               (iii) a certificate executed by the President and Chief Executive Officer of the Company certifying that the representations and warranties of the Company contained in Section 2 are true and correct in all material respects, except that any such representations and warranties shall be true and correct in all respects where such representation and warranty is qualified with respect to materiality, and
               (iv) a legal opinion in the form reasonably agreed to by the Purhaser.
               (c) The Company will, promptly after the satisfaction of the Condition Precedent to the Series B-2 Issuance, issue and deliver to the Purchaser certificates representing the Series B-2 Preferred Stock purchased hereunder.
          1.3 Defined Terms Used in this Agreement. In addition to the terms defined above, the following terms used in this Agreement shall be construed to have the meanings set forth or referenced below.
          “Affiliate” means, with respect to any specified Person, any other Person who or which, directly or indirectly, controls, is controlled by, or is under common control with such specified Person, including, without limitation, any general partner, officer, director or manager of such Person and any venture capital fund now or hereafter existing that is controlled by one or more general partners or managing members of, or shares the same management company with, such Person.
          “Agreement” has the meaning set forth in the preamble.
          “Amended Articles” has the meaning set forth in Section 4.4.
          “Amended and Restated Loan and Security Facility” means the Amended and Restated Loan and Security Agreement, dated as of the date hereof, by and between Pac-West Funding Corporation, LLC, the Company, Pac-West Telecomm of Virginia, Inc., PWT Services, Inc. and PWT of New York, Inc.
          “Articles of Incorporation” means the Amended and Restated Articles of Incorporation of the Company.
          “Bylaws” means the Amended and Restated Bylaws of the Company.

          “Certificate of Determination” has the meaning set forth in Section 1.1.
          “Closing” has the meaning set forth in Section 2.4.
          “Common Stock” has the meaning set forth in Section 2.2.
          “Company” has the meaning set forth in the preamble.
          “Company Intellectual Property” means all patents, patent applications, trademarks, trademark applications, service marks, tradenames, copyrights, trade secrets, licenses, domain names, mask works, information and proprietary rights and processes as are necessary to the conduct of the Company’s business as now conducted and as presently proposed to be conducted.
          “Company Reports” has the meaning set forth in Section 2.10.
          “Company Subsidiaries” has the meaning set forth in Section 2.3.
          “Condition Precedent to the Series B-2 Issuance” has the meaning set forth in Section 1.1(c).
          “Disclosure Schedule” has the meaning set forth in the introduction to Section 2.
          “Encumbrance” means any security interest, pledge, hypothecation, mortgage, lien including, without limitation, Tax liens (other (a) liens for Taxes not yet due and payable or for Taxes that the taxpayer is contesting in good faith through appropriate proceedings, (b) purchase money liens and liens securing rental payments under capital lease arrangements, and (c) other liens arising in the ordinary course of business and not incurred in the borrowing of money), charge, or encumbrance.
          “Exchange Commitment Letter” means that certain letter agreement between SMH Capital Advisors, Inc. and Pac-West Telecomm, Inc., dated November 14, 2006.
          “Financial Statements” has the meaning set forth in Section 2.10.
          “GAAP” means the generally accepted accounting principles applied in the United States.
          “Governmental Authority” means any United States or non-United States federal, national, supranational, state, provincial, local, or similar government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body, including the SEC or the appropriate state public utilities commissions.
          “Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.
          “Investment Company Act” means the Investment Company Act of 1940, as amended, and all rules and regulations promulgated thereunder.

          “Knowledge,” including the phrase “to the Company’s knowledge,” shall mean the actual knowledge after investigation of the following officers: Henry R. Carabelli, Michael S. Sarina and H. Ravi Brar.
          “Law” means any United States or non-United States federal, national, supranational, state, provincial, local or similar statute, law, ordinance, regulation, rule, code, order, requirement or rule of law.
          “Liabilities” shall mean any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable, including, without limitation, those arising under any Law, action or Governmental Order and those arising under any contract, agreement, arrangement, commitment or undertaking.
          “Material Adverse Effect” means any circumstance, change in or effect on the Company or its business that, individually or in the aggregate with all other circumstances, changes in or effects on the Company is or is reasonably likely to be materially adverse to the business, operations, assets or liabilities (including, without limitation, contingent liabilities), results of operations or the financial condition of the Company taken as a whole; provided, however, that the term “Material Adverse Effect” shall not include (a) any circumstance, change or effect that arises out of or is attributable to (i) any change in the market for the Common Stock, including, without limitation, changes in the market price or liquidity or (ii) general economic conditions affecting the United States and California economy generally, (b) any other circumstance, change or effect set forth in Section 1.01 of the Disclosure Schedule or (c) any circumstance, change or effect disclosed in the Company’s SEC Reports.
          “Material Contract” has the meaning set forth in Section 2.13.
          “Merrill Lynch Agreement to Restructure” means that certain Agreement to Restructure, dated as of the date hereof, between Merrill Lynch Capital, a division of Merrill Lynch Business Financial Services, Inc., and the Company.
          “Person” means any individual, corporation, partnership, trust, limited liability company, association or other entity.
          “Preferred Stock” has the meaning set forth in Section 2.2.
          “Purchaser” has the meaning set forth in the preamble.
          “Purchaser Directors” has the meaning set forth in Section 4.3.
          “Regulation D” has the meaning set forth in Section 2.6.
          “Restructuring” has the meaning set forth in the recitals.
          “Rights Agreement” means that certain Rights Agreement, dated August 30, 2005, by and among the Company and Wachovia Bank, National Association.
          “SEC” means the U.S. Securities and Exchange Commission.

          “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
          “Series B-1 Preferred Stock” has the meaning set forth in Section 1.1.
          “Series B-2 Preferred Stock” has the meaning set forth in Section 1.1.
          “Shares” has the meaning set forth in Section 1.1.
          “Stock Incentive Plan” has the meaning set forth in Section 2.2.
          “Stock Purchase Plan” has the meaning set forth in Section 2.2.
          “Tax” or “Taxes” means any and all taxes, fees, levies, duties, tariffs, imposts, and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any government or taxing authority, including, without limitation, taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation, or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added, or gains taxes; license, registration and documentation fees; and customs’ duties, tariffs, and similar charges.
          “Tax Returns” has the meaning set forth in Section 2.12.
          “Tekelec Agreement” means that certain letter agreement between Tekelec and the Company, dated November 14, 2006.
          “Transaction Agreements” means this Agreement, the Amended and Restated Loan and Security Facility, the Merrill Lynch Agreement to Restructure, the Exchange Commitment Letter, and the Tekelec Agreement.
     2. Representations and Warranties of the Company. The Company hereby represents and warrants to the Purchaser that, except as set forth on the Disclosure Schedule, of even date hereof, and delivered concurrently with the execution of this Agreement (the “Disclosure Schedule”), which exceptions shall be deemed to be part of the representations and warranties made hereunder, the following representations are true and complete as of the date hereof. The Disclosure Schedule shall be arranged in sections corresponding to the numbered and lettered sections and subsections contained in this Section 2, and the disclosures in any section or subsection of the Disclosure Schedule shall qualify other sections and subsections in this Section 2 to the extent it is reasonably apparent from a reading of the disclosure that such disclosure is applicable to such other sections and subsections.
          2.1 Organization, Good Standing, Corporate Power and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the California Corporations Code and has all requisite corporate power and authority to carry on its business as presently conducted and as proposed to be conducted. The Company is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would have a Material Adverse Effect.
          2.2 Capitalization.
               (a) The authorized capital stock of the Company consists of 100,000,000 shares of common stock, par value $0.001 per share, of the Company (the “Common Stock”) and 10,000,000 shares of preferred stock, par value $0.001 per share, of the Company (the “Preferred Stock”), 600,000 shares of which have been designated Series A Junior Participating Preferred Stock, without par value. As of the date hereof, 37,667,528 shares of Common Stock and no shares of Preferred Stock, were issued and outstanding, all of which are validly issued, fully paid and nonassessable.
               (b) The Company has reserved 7,601,750 shares of Common Stock for issuance to officers, directors, employees and consultants of the Company pursuant to its 1999 Stock Incentive Plan and 1998 Griffin Non-Qualified Stock Incentive Plan (collectively, the “Stock Incentive Plan”), and 1,000,000 shares of Common Stock for issuance to officers, directors and employees of the Company pursuant to the 2000 Employee Stock Purchase Plan (the “Stock Purchase Plan”), in each case, duly adopted by the Board of Directors of the Company and approved by the Company’s shareholders. Of the shares of Common Stock reserved for issuance under the Stock Incentive Plan, restricted stock purchase agreements and options to purchase covering 5,653,876 shares of Common Stock, including 400,000 shares of restricted Common Stock have been granted and are currently outstanding and 1,003,153 shares of Common Stock remain available for issuance to officers, directors, employees and consultants. Of the shares of Common Stock reserved for issuance under the Stock Purchase Plan, 558,744 Common Stock have issued, and 441,256 shares of Common Stock remain available for issuance to officers, directors and employees. The Company has made available to the Purchaser complete and accurate copies of the Stock Incentive Plan and the Stock Purchase Plan and forms of agreements used thereunder.
               (c) Except as provided under the Rights Agreement, the Stock Incentive Plan and the Stock Purchase Plan, and except for the Shares, there are no outstanding options, warrants, subscriptions, calls, convertible securities, phantom equity, equity appreciation or similar rights, or other rights, agreements, arrangements or commitments (contingent or otherwise) (including, without limitation, any right of conversion or exchange under any outstanding security, instrument or other agreement or any preemptive right) obligating the Company to deliver or sell, or cause to be issued, delivered or sold, any shares of its capital stock or other securities, instruments or rights which are, directly or indirectly, convertible into or exercisable or exchangeable for any shares of its capital stock. There are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares of its capital stock or to provide funds to, or make any material investment (in the form of a loan, capital contribution or otherwise) in, any other Person. There are no voting trusts, shareholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the shares of Common Stock to which the Company is a party. As of the date hereof, the Company has not granted or agreed to grant any holders of shares of Common Stock or securities convertible into Common Stock registration rights with respect to such shares under the Securities Act.

               (d) The outstanding shares of Common Stock are all duly and validly authorized and issued, fully paid and nonassessable, and were issued in accordance with the registration or qualification provisions of the Securities Act, and the California Corporations Code, or pursuant to valid exemptions therefrom. None of the issued and outstanding shares of Common Stock was issued in violation of any preemptive rights.
          2.3 Subsidiaries.
               (a) Section 2.3 of the Disclosure Schedule sets forth the subsidiaries of the Company and their ownership, including the number of shares, units or percentages held (the “Company Subsidiaries”). Other than Pac-West Telecomm of Virginia, Inc., which holds a certificate to provide intrastate telecommunications services in Virginia, the Company Subsidiaries do not conduct any business and hold only de minimis assets. Neither the Company nor any of the Company Subsidiaries is a member of (nor is any material part of their businesses conducted through) any partnership nor is the Company or any of the Company Subsidiaries a participant in any joint venture or similar arrangement that is material to the Company.
               (b) Each Company Subsidiary (i) is a corporation duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation, (ii) has all necessary power and authority to own, operate or lease the properties and assets owned, operated or leased by such Company Subsidiary and to carry on its business as it has been and is currently conducted by such Company Subsidiary and (iii) is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the failure to do so would have a Material Adverse Effect.
          2.4 Authorization. All corporate action required to be taken by the Company’s Board of Directors and shareholders in order to authorize the Company to enter into the Transaction Agreements, to issue the Series B-1 Preferred Stock at the closing of the transactions contemplated hereby (the “Closing”) and the Common Stock issuable upon conversion of the Series B-1 Preferred Stock, and to issue the Series B-2 Preferred Stock after satisfaction of the Condition Precedent to the Series B-2 Issuance, has been taken. All action on the part of the officers of the Company necessary for the execution and delivery of the Transaction Agreements, the performance of all obligations of the Company under the Transaction Agreements to be performed as of the Closing, and the issuance and delivery of the Series B-1 Preferred Stock has been taken. The Transaction Agreements, when executed and delivered by the Company, shall constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their respective terms except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other Laws of general application relating to or affecting the enforcement of creditors’ rights generally, (b) as limited by Laws relating to the availability of specific performance, injunctive relief, or other equitable remedies, or (c) to the extent the indemnification provisions may be limited by applicable federal or state securities Laws.
          2.5 Valid Issuance of Shares. The Shares, when issued, sold and delivered in accordance with the terms and for the consideration set forth in this Agreement, will be validly issued, fully paid and nonassessable and free of restrictions on transfer other than restrictions on transfer under applicable state and federal securities Laws and liens or Encumbrances created by or imposed by a Purchaser. Assuming the accuracy of the representations of the Purchaser in Section 3 of this Agreement and subject to the filings described in Section 2.6 below, the Shares will be issued in compliance with all applicable federal and state securities Laws. The Common Stock issuable upon conversion of the Series B-1 Preferred Stock has been duly reserved for issuance, and upon issuance in accordance with the terms of the Articles of Incorporation as modified by the Certificate of Determination, will be validly issued, fully paid and nonassessable and free of restrictions on transfer other than restrictions on transfer under the Transaction Agreements, applicable federal and state securities Laws and liens or Encumbrances created by or imposed by a Purchaser. Based in part upon the representations of the Purchaser in Section 3 of this Agreement, and subject to Section 2.6 below, the Common Stock issuable upon conversion of the Shares will be issued in compliance with all applicable federal and state securities Laws.
          2.6 Governmental Consents and Filings. Assuming the accuracy of the representations made by the Purchaser in Section 3 of this Agreement, no consent, approval, Governmental Order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority is required on the part of the Company in connection with the consummation of the transactions contemplated by the Transaction Agreements, except for filings pursuant to Regulation D promulgated under the Securities Act (“Regulation D”), and applicable state securities Laws, which have been made or will be made in a timely manner.
          2.7 Litigation. There are no legal, administrative, grievance, arbitration or other proceedings or governmental investigations pending or, to the Company’s knowledge, threatened, against the Company or any of its subsidiaries (a) that seek to restrain or enjoin the consummation of the transactions contemplated by the Transaction Agreements, (b) that seek relief that would reasonably be expected to have a Material Adverse Effect, (c) that challenge the validity of the Transaction Agreements or (d) that challenge any action taken or to be taken by the Company or any of its subsidiaries in connection with the Transaction Agreements.
          2.8 Intellectual Property. To the Company’s knowledge, no product or service sold by the Company infringes any patent, trademark, copyright or trade secret of any other Person. There are no outstanding options, licenses, agreements, asserted claims, liens, security interests or shared ownership interests of any kind with respect to the Company Intellectual Property, nor is the Company bound by or a party to any options, licenses or agreements of any kind with respect to the patents, trademarks, copyrights, trade secrets, or software of any other Person, other than with respect to commercially available software products under standard end-user license agreements. The Company has not received any written communications alleging that the Company has infringed or, by conducting its business, would infringe any of the patents, trademarks, copyrights or trade secrets of any other Person. The Company has obtained and possesses valid licenses to use all of the authorized software programs present on the computers and other software-enabled electronic devices that it owns or leases or that it has otherwise provided to its employees for their use in connection with the Company’s business. To the Company’s knowledge, it will not be necessary to use any patents of any of its employees or consultants (or Persons it currently intends to hire) made prior to their employment by the Company.

          2.9 No Conflict. The execution, delivery and performance of the Transaction Agreements by the Company do not and will not (a) violate, conflict with or result in the breach of any provision of the Articles of Incorporation and Bylaws of the Company, (b) conflict with or violate any Law or Governmental Order applicable to the Company or any of its assets, properties or businesses, or (c) conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, or result in the creation of any Encumbrance on any of the shares of Common Stock or any of the assets of the Company pursuant to, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which the Company is a party or by which any of the shares of Common Stock or any of the assets of the Company is bound or affected, other than such conflicts or violations described in clauses (b) and (c) above as would not reasonably be expected to have a Material Adverse Effect.
          2.10 SEC Documents; Financial Statements. The Company has filed on a timely basis all registration statements, forms, reports and proxy statements required to be filed by the Company with the SEC on or after January 1, 2005 (collectively, the “Company Reports”). As of their respective dates, the Company Reports: (a) were prepared in accordance with the applicable requirements of the Securities Act, the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, (b) complied in all materials respects with the then applicable accounting requirements and (c) did not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Each set of the consolidated financial statements (including in each case any notes and schedules related thereto) included in the Company Reports (the “Financial Statements”) complies as to form in all material respects with all applicable accounting requirements and published rules of the SEC (including Regulation S-X) with respect thereto, fairly presents in all material respects the consolidated financial position of the Company and its subsidiaries as of its date, and each of the consolidated statements of operations, cash flows and shareholders’ deficit included in the Company Reports (including any related notes and schedules) fairly presents in all material respects the consolidated results of operations, cash flows or changes in shareholders’ deficit, as the case may be, of the Company and its subsidiaries for the periods set forth therein, in each case in accordance with GAAP applied on a consistent basis consistent with past practice except, in the case of unaudited statements, for normal and recurring year-end audit adjustments and as otherwise may be noted therein.
          2.11 Absence of Certain Changes or Events; Absence of Undisclosed Liabilities.
               (a) Except as disclosed in the Company Reports, since June 30, 2006, the Company has conducted its business only in the ordinary course of business consistent with past practice and there has not been, and no fact or condition exists which would have, a Material Adverse Effect.
               (b) Other than as disclosed in the Financial Statements, the Company has no Liabilities or obligations (whether absolute, accrued, contingent or otherwise), other than

(i) Liabilities or obligations related to the transactions contemplated by the Transaction Agreements, (ii) Liabilities, obligations or contingencies that are accrued or reserved against in the Financial Statements or disclosed in the notes thereto, (iii) Liabilities which were incurred after June 30, 2006 in the ordinary course of business and would not be reasonably expected to have a Material Adverse Effect or (iv) Liabilities that would not be required by GAAP to be reflected in a consolidated corporate balance sheet.
          2.12 Taxes. (a) All material returns and reports in respect of Taxes (“Tax Returns”) required to be filed by the Company and each of its Subsidiaries (including any consolidated, combined or unitary Tax Returns) have been timely filed (unless covered by valid extensions of the filing dates therefor); (b) except where being contested in good faith, all Taxes required to be shown on such Tax Returns or otherwise due have been timely paid; (c) all such Tax Returns are true, correct and complete in all material respects; (d) except for adjustments, actions or proceedings in respect of which adequate reserves have been established in accordance with GAAP applied on a basis consistent with past practice, (i) no adjustment relating to such Tax Returns has been proposed formally or informally by any Tax authority and, to the knowledge of the Company, after reasonable inquiry, no basis exists for any such adjustment and (ii) there are no pending or, to the Company’s knowledge, threatened actions or proceedings for the assessment or collection of Taxes against the Company or any corporation that was included in the filing of a Tax Return with the Company on a consolidated or combined basis; and (e) there are no Tax liens filed against any assets of the Company.
          2.13 Material Contracts. Each material contract to which the Company is a party (a “Material Contract”) (a) is valid and binding on the parties thereto, except as such enforceability may be limited by any applicable bankruptcy, insolvency, fraudulent conveyances, moratorium or other similar Laws affecting the validity or enforcement of creditors rights generally and the effect of general principles of equity (regardless of whether considered in a proceeding in equity or at law), and is in full force and effect and (b) upon consummation of the transactions contemplated by the Transaction Agreements, shall continue in full force and effect without penalty or other adverse consequence. The Company is not in breach of, or default under, any Material Contract.
          2.14 Insurance. All material assets, properties and risks of the Company are covered by valid and, except for insurance policies that have expired under their terms in the ordinary course, currently effective insurance policies or binders of insurance issued in favor of the Company in such types and amounts and covering such risks as are consistent with customary practices and standards of companies engaged in businesses and operations similar to those of the Company.
          2.15 Permits. The Company has all franchises, permits, licenses and any similar authority necessary for the conduct of its business, the lack of which could reasonably be expected to have a Material Adverse Effect. The Company is not in default in any material respect under any of such franchises, permits, licenses or other similar authority.
          2.16 Investment Company. The Company is not, and immediately after receipt of payment for the Shares will not be, an “investment company” or an entity “controlled” by an

“investment company” within the meaning of the Investment Company Act and shall conduct its business in a manner so that it will not become subject to the Investment Company Act.
          2.17 Takeover Protections; Rights Agreement. The Company has taken all necessary action, if any, in order to render inapplicable the Rights Agreement or those provisions of the California Corporations Code that are or could become applicable to the Company and the Purchaser as a result of the transactions contemplated by the Transaction Agreements, including, without limitation, the Company’s issuance of the Shares and the Purchaser’s ownership of the Shares.
          2.18 No Bankruptcy/Insolvency Proceeding. The Company has not commenced a proceeding under any provision of the United States Bankruptcy Code, as amended, or under any other bankruptcy or insolvency law, including assignments for the benefit of creditors.
          2.19 Brokers. No placement agent, broker, finder or investment banker (other than Miller Buckfire & Co., LLC) is entitled to any placement, brokerage, finder’s or other fee or commission in connection with the transactions contemplated by the Transaction Agreements based upon arrangements made by or on behalf of the Company.
     3. Representations and Warranties of the Purchaser. The Purchaser hereby represents and warrants to the Company that:
          3.1 Authorization. The Purchaser has full power and authority to enter into the Transaction Agreements. The Transaction Agreements to which the Purchaser are a party, when executed and delivered by the Purchaser, will constitute valid and legally binding obligations of the Purchaser, enforceable in accordance with their terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and any other Laws of general application affecting enforcement of creditors’ rights generally, and as limited by Laws relating to the availability of specific performance, injunctive relief, or other equitable remedies, or (b) to the extent the indemnification provisions may be limited by applicable federal or state securities Laws.
          3.2 Purchase Entirely for Own Account. This Agreement is made with the Purchaser in reliance upon the Purchaser’s representation to the Company, which by the Purchaser’s execution of this Agreement, the Purchaser hereby confirms, that the Shares to be acquired, directly or indirectly, by the Purchaser will be acquired for investment for the Purchaser’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that the Purchaser has no present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Agreement, the Purchaser further represent that the Purchaser does not presently have any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participations to such Person or to any third Person, with respect to any of the Shares.
          3.3 Disclosure of Information. The Purchaser has had an opportunity to discuss the Company’s business, management, financial affairs and the terms and conditions of the offering of the Shares with the Company’s management and representatives and advisors and has had an opportunity to review the Company’s facilities.
          3.4 Experience. The Purchaser is experienced in evaluating and investing in private placement transactions of securities of companies such as the Company, and has either individually or through its current officers, directors or partners such knowledge and experience in financial and business matters that the Investor is capable of evaluating the merits and risks of the their prospective investment in the Company, and have the ability to bear the economic risks of the investment.
          3.5 Economic Risk. The Purchaser understands that investment in the Company involves substantial risks. The Purchaser further understands that the purchase of the Shares will be a highly speculative investment. The Purchaser is able, without impairing its financial condition, to hold the Shares for an indefinite period of time and to suffer a complete loss of its investment.
          3.6 Restricted Securities. The Purchaser understands that the Shares have not been, and will not be, registered under the Securities Act, by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Purchaser’s representations as expressed herein. The Purchaser understands that the Shares are “restricted securities” under applicable U.S. federal and state securities Laws and that, pursuant to these Laws, the Purchaser must directly or indirectly hold the Shares indefinitely unless they are registered with the Securities and Exchange Commission and qualified by state authorities, or an exemption from such registration and qualification requirements is available. The Purchaser acknowledges that the Company has no obligation to register or qualify the Shares, or the Common Stock into which it may be converted, for resale. The Purchaser further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the Shares, and on requirements relating to the Company which are outside of the Purchaser’s control, and which the Company is under no obligation and may not be able to satisfy.
          3.7 No Public Market. The Purchaser understands that no public market now exists for the Shares, and that the Company has made no assurances that a public market will ever exist for the Shares.
          3.8 Legends. The Purchaser understands that the Shares and any securities issued in respect of or exchange for the Shares, may bear one or all of the following legends:
               (a) “THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH TRANSFER MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933.”

               (b) Any legend required by the securities Laws of any state to the extent such Laws are applicable to the Shares represented by the certificate so legended.
          3.9 Accredited Investor. The Purchaser is an accredited investor as defined in Rule 501(a) of Regulation D.
          3.10 Brokers. No placement agent, broker, finder or investment banker is entitled to any placement, brokerage, finder’s or other fee or commission in connection with the transactions contemplated by the Transaction Agreements based upon arrangements made by or on behalf of the Purchaser.
     4. Other Agreements.
          4.1 Form D and Blue Sky. The Company agrees to file a Form D with respect to the Shares as required under Regulation D and to provide a copy thereof to the Buyer promptly after such filing. The Company shall make all filings and reports relating to the offer and sale of the Securities required under applicable securities or “Blue Sky” laws of the states of the United States following the date hereof.
          4.2 Regulatory Consents/Approvals.
               (a) Each party hereto shall use its reasonable best efforts to take, or cause to be taken, all appropriate action, do or cause to be done all things necessary, proper or advisable under applicable Law, and execute and deliver such documents and other papers as may be reasonably required to carry out the provisions of the Transaction Agreements and consummate and make effective the transactions contemplated by Transaction Agreements.
               (b) Each party hereto shall cooperate and use its reasonable best efforts to (i) promptly prepare and file with the appropriate Governmental Authorities all necessary reports, applications, petitions, forms, notices or other applicable documents required or advisable with respect to the transactions contemplated by the Transaction Agreements (except for necessary reports, applications, petitions, forms, notices or other applicable documents required or advisable solely with respect to the conversion of the Shares which shall be promptly prepared and filed upon the request of the Purchaser) and (ii) comply, at the earliest practicable date following the date of receipt by the Purchaser or the Company, with any request for information or documents from a Governmental Authority related to, and appropriate in the light of, matters within the jurisdiction of such Governmental Authority, provided that (x) the parties shall use their reasonable best efforts to keep any such information confidential to the extent required by the party providing the information and (y) each party may take, in its reasonable discretion, appropriate legal action not to provide information relating to trade or business secrets, privileged information or other information which reasonably should be treated as confidential.
          4.3 Board Composition. The Company covenants and agrees that on and after November 21, 2006 and for so long as any of the Shares are outstanding and held by the Purchaser or its Affiliates, the Board of Directors of the Company will nominate for election four (4) persons designated in writing by the Purchaser, and reasonably acceptable to the Company, to serve on the Board of Directors of the Company (the “Purchaser Directors”). The initial

Purchaser Directors shall be Kenneth D. Peterson, Jr., Stanley P. Hanks, James F. Hensel and Richard A. Roman, each of whom are acceptable to the Company. The Company further covenants and agrees that on and after November 21, 2006 and for so long as any of the Shares are outstanding, it will appoint persons designated in writing by the Purchaser to fill vacancies in directorships reserved for Purchaser Directors pursuant to the immediately preceding sentence.
          4.4 Post-Closing Shareholder Meeting. After the Closing and at the written request of the Purchaser, the Company shall promptly thereafter call a meeting of the shareholders to be held not more than ninety (90) calendar days thereafter to amend the Articles of Incorporation of the Company to (i) increase the number of authorized shares of Common Stock to permit the conversion of all outstanding Series B-2 Preferred Stock, and (ii) provide for such additional shares of authorized Common Stock as the Board of Directors of the Company shall determine is necessary or appropriate (the “Amended Articles”). The Company shall not call a meeting of the shareholders to approve the Amended Articles unless required to do so by its Articles of Incorporation and Bylaws or applicable law without the prior written consent of the Purchaser, such consent not to be unreasonably withheld.
          4.5 D&O Liability Insurance Policy. The Purchaser agrees on behalf of itself, its Affiliates and the Purchaser Directors that it will not take any action designed to interfere with any benefits accruing under the Company’s directors and officers liability insurance policy to the directors and officers of the Company immediately prior to the date hereof.
     5. Miscellaneous.
          5.1 Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient, and if not so confirmed, then on the next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) business day after deposit with a nationally recognized overnight courier, specifying next business day delivery, with written verification of receipt. All communications shall be sent to the respective parties at their address as set forth on the signature page.
          5.2 Governing Law. This Agreement (and any claim or controversy arising out of or relating to this Agreement) shall be governed by, and construed in accordance with, the laws of the State of California applicable to contracts executed in and to be performed in that state and without regard to any applicable conflicts of law.
          5.3 Counterparts. This Agreement may be executed in two (2) or more identical counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party; provided that a facsimile signature shall be considered due execution and shall be binding upon the signatory thereto with the same force and effect as if the signature were an original, not a facsimile signature.

          5.4 Headings. The headings of this Agreement are for convenience of reference and shall not form part of, or affect the interpretation of, this Agreement.
          5.5 Severability. If any provision of this Agreement shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of any provision of this Agreement in any other jurisdiction.
          5.6 Entire Agreement; Amendments. This Agreement supersedes all other prior oral or written agreements between Purchaser and its Affiliates, the Company and their respective Affiliates and Persons acting on their behalf with respect to the matters discussed herein, and this Agreement and the instruments referenced herein contain the entire understanding of the parties with respect to the matters covered herein and therein and, except as specifically set forth herein or therein, neither the Company nor the Purchaser makes any representation, warranty, covenant or undertaking with respect to such matters. No provision of this Agreement may be amended other than by an instrument in writing signed by the Company and the Purchaser. No provision hereof may be waived other than by an instrument in writing signed by the party against whom enforcement is sought.
          5.7 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns, including any purchasers of the Shares. The Company shall not assign this Agreement or any rights or obligations hereunder without the prior written consent of the Purchaser.
          5.8 No Third Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other Person.
          5.9 Survival of Representations, Warranties and Agreements. The representations, warranties and agreements in this Agreement and in any certificate delivered pursuant hereto shall terminate on the date that is the earlier to occur of (a) twelve (12) months from the date hereof and (b) the date that all Shares have been cancelled and are no longer outstanding.
          5.10 Further Assurances. Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as any other party may reasonably request to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.
          5.11 No Strict Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.
          5.12 Remedies. The Company and the Purchaser shall have all rights and remedies set forth in the Transaction Agreements. The Company and the Purchaser shall be entitled to enforce such rights specifically (without posting a bond or other security), to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights granted by law. Furthermore, the Company and the Purchaser each recognize that in the event that it fails to perform, observe, or discharge any or all of its obligations under the Transaction Agreements, any remedy at law may prove to be inadequate relief to the Purchaser and the Company, respectively. The Company and the Purchaser therefore agree that they each shall be entitled to seek temporary and permanent injunctive relief in any such case without the necessity of proving actual damages and without posting a bond or other security.
          5.13 Fees and Expenses. Each of the Company and the Purchaser shall pay the fees and disbursements of its own counsel in connection with the preparation of this Agreement and the other documents contemplated hereby and the closing of the transactions.
* * * *

     IN WITNESS WHEREOF, the parties have executed this Preferred Stock Purchase Agreement as of the date first written above.

PAC-WEST TELECOMM, INC.:

By:	/s/ Henry R. Carabelli

Name:	Henry R. Carabelli
Title:	President and Chief Executive Officer

Address:	Pac-West Telecomm, Inc. 1776 West March Lane Stockton, California 95207 Facsimile: (209) 926-4444

PAC-WEST ACQUISITION COMPANY LLC:

By:	/s/ Kenneth D. Peterson Jr

Name:	Kenneth D. Peterson, Jr.
Title:	Manager

Address:	c/o Columbia Ventures Corporation 203 SE Park Plaza Drive, Suite 270 Vancouver, Washington 98684

EXHIBITS
Exhibit A —       Form of Certificate of Determination

EXHIBIT A
FORM OF CERTIFICATE OF DETERMINATION
Exhibit 3.1 of this current report on Form 8-K is incorporated by reference herein.